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                                                                  Exhibit 99.9

                   RELATIONSHIP WITH TYCO AFTER THE OFFERING
                         AND RELATED PARTY TRANSACTIONS

    The following is a description of the material terms of the agreements and arrangements involving our company and either Tyco or its direct or indirect subsidiaries.

GENERAL

    Tyco acquired us in June 2001 and we are currently an indirect, wholly-owned subsidiary of Tyco. Prior to the offering date, some of our directors and executive officers were also directors, officers and employees of Tyco and/or its other subsidiaries.

    In the ordinary course of business, we have entered into a number of agreements with Tyco and its subsidiaries relating to our historical business and our relationship with the Tyco group of companies, the material terms of which are described below. In addition, in connection with the offering, we will enter into agreements with Tyco relating to our separation from Tyco and the ongoing relationship of the two companies after the offering date, as described below. We will enter into these agreements while we are still a wholly-owned subsidiary of Tyco and the agreements will become effective concurrently with the completion of the offering.

AGREEMENTS RELATING TO THE OFFERING

    Tyco and we will enter into a number of agreements relating to the offering. Forms of the agreements that we summarized below have been filed as exhibits to the registration statement of which this prospectus forms a part.


SEPARATION AGREEMENT

    We will enter into a separation agreement to address claims that may arise with respect to our respective businesses. The separation agreement provides for cross-indemnification and mutual releases designed principally to place financial responsibility for possible third-party claims relating to our business with us and financial responsibility for possible third-party claims relating to Tyco's businesses with Tyco. The cross-indemnification includes liabilities for misstatements relating to the registration of our common stock. In addition, Tyco will indemnify us against liabilities for misstatements in filings and press releases made to comply with the securities laws, unless the misstatements are solely attributable to us. The separation agreement also provides for the parties' access to information, insurance, cooperation in the event of litigation and avoidance of conduct or statements that would be injurious to one another.

TAX AGREEMENT

    We will enter into an agreement pursuant to which Tyco will indemnify us for any income-based tax liabilities, determined on a non-consolidated basis, imposed on TCH or CIT Group Inc. (Del) for periods or partial periods ending on or prior to the date that CIT Group Inc. (Nevada) merges with TCH. Tyco will also indemnify us for any liability of ours or of CIT Group Inc. (Nevada) or TCH for any income-based taxes imposed as a result of the merger of CIT Group Inc. (Nevada) with TCH or TCH's merger with us. We will also be indemnified for any penalties imposed on us resulting from the late filing of U.S. federal income tax returns that were prepared by or under the direction of Tyco on our behalf and from late payments related to those returns. Tyco will also indemnify us for any liability for U.S. federal income taxes and income taxes of New York, New Jersey and any other state for which a unitary return was filed resulting from a tax position reflected on any applicable income tax return prepared by or under the direction of Tyco on our behalf which was taken by Tyco in a manner inconsistent with our past practices. Tyco will not indemnify us, however, for any tax liability resulting from a claim for refund filed by or on behalf of the predecessor of CIT Group Inc. (Nevada) on May 30, 2002. The agreement further provides that we will pay Tyco for the use of any tax attributes of

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TCH existing as of the date of the merger of CIT Group Inc. (Nevada) with TCH.
We anticipate that as of the date of the merger, the tax attributes of TCH will consist of net operating losses. The payments to Tyco will be based on the actual tax benefits that we realize from the TCH tax attributes.

FINANCIAL SERVICES COOPERATION AGREEMENT

    We plan to enter into an agreement with Tyco pursuant to which we may have the opportunity to provide financing for Tyco customers after this offering. Pursuant to this agreement, Tyco may offer us the opportunity in appropriate circumstances to develop financing programs under which we could offer Tyco customers financing, leasing, rental and related financial services and products. We may also have the opportunity to provide other financial services to Tyco, including financial advisory services and lease, rental and other types of financing services in connection with the acquisition of products and services from third party suppliers. This agreement will remain in effect until terminated by either party on 90 days' notice.

OPERATING AGREEMENT

    When Tyco acquired us, CIT and Tyco entered into an Operating Agreement, dated as of June 1, 2001, that provided that CIT and Tyco will not engage in transactions, including finance, underwriting and asset management and servicing transactions, unless the transactions are at arm's-length and for fair value. In particular, Tyco agreed that we will have sole discretion and decision-making authority where we are underwriting, managing and servicing assets in transactions originated through Tyco. CIT and Tyco also agreed to limit dividends and distributions from CIT to Tyco to (i) fifteen percent (15%) of our cumulative net income, plus (ii) the net capital contributions by Tyco to CIT, in each case through the date of such dividend, distribution or declaration, and that CIT will at all times maintain our books, records and assets separately from Tyco. The Operating Agreement will terminate when CIT ceases to be a subsidiary of Tyco.

AMENDMENT TO CIT INDENTURES

    On February 14, 2002, CIT amended its public debt indentures to prohibit CIT from:

    - declaring or paying any dividend, or making any other payment or distribution on its capital stock to Tyco or any of Tyco's affiliates, except dividends or distributions payable in common stock of CIT,

    - purchasing, redeeming or otherwise acquiring or retiring for value any capital stock of CIT except in exchange for the common stock of CIT,

    - purchasing or selling any material properties or assets from or to, or consummating any other material transaction with, Tyco or any of Tyco's affiliates, except on terms that are no less favorable than those that could be reasonably expected to be obtained in a comparable transaction with an unrelated third party, or

    - making any investment in Tyco or any of Tyco's affiliates in the form of
      (1) advances, loans or other extensions of credit to Tyco or any of Tyco's affiliates, (2) capital contributions to or in Tyco or any of Tyco's affiliates, or (3) acquisitions of any bonds, notes, debentures or other debt instruments of, or any stock, partnership, membership or other equity or beneficial interests in, Tyco or any of Tyco's affiliates.

These restrictions do not restrict the merger of CIT with and into CIT's immediate parent corporation, or a merger of CIT's immediate parent corporation with and into CIT, provided that the surviving corporation of the merger has a consolidated tangible net worth immediately after the merger that is not less than the consolidated tangible net worth of CIT immediately prior to the merger. These provisions will no longer apply if (i) CIT and its subsidiaries are consolidated or merged into another

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entity (other than Tyco or any of Tyco's affiliates) or substantially all of CIT and its subsidiaries' properties, common stock or assets are sold, assigned, leased, transferred, conveyed or otherwise disposed of in one or more transactions or (ii) once Tyco owns less than 50% of the common stock of CIT as long as at least two-thirds of the directors of CIT are not affiliated with Tyco.

OTHER TRANSACTIONS

    On September 30, 2001, we sold at net book value certain international subsidiaries to a non-U.S. subsidiary of Tyco. As a result of this sale, we had receivables from affiliates totaling $1,440.9 million, representing our debt investment in these subsidiaries. CIT charged arm's-length, market-based interest rates on these receivables, and recorded $19.0 million of interest income, as an offset to interest expense, related to those notes for the quarter ended December 31, 2001. A note receivable issued at the time of this transaction of approximately $295 million was collected.

    Following Tyco's announcement on January 22, 2002 that it planned to separate into four independent, publicly-traded companies, we repurchased at net book value the international subsidiaries on February 11, 2002. In conjunction with this repurchase, the receivables from affiliates of $1,588.1 million on the Consolidated Balance Sheet at December 31, 2001 was satisfied.

    We have entered into a number of equipment loans and leases with affiliates of Tyco. Lease terms generally range from 3 to 12 years. Tyco has guaranteed payment and performance obligations under each loan and lease agreement. At March 31, 2002, the aggregate amount outstanding under these equipment loans and leases was approximately $84.2 million, and the aggregate amount outstanding upon delivery of all applicable equipment will be approximately $129.3 million.

    We have periodically entered into receivables and portfolio purchase agreements with affiliates of Tyco, pursuant to which we purchase conditional purchase agreements, servicing contracts and other forms of receivables between the Tyco affiliate and its customers. Certain of these purchase agreements were entered into prior to the Tyco affiliate agreeing to be acquired by Tyco. In connection with these purchase agreements, we have entered into related agency agreements whereby Tyco affiliates agree to act as agents for purposes of collecting and processing the receivables. At March 31, 2002, the aggregate amount outstanding under these purchase agreements was approximately
$32.8 million. During the quarter ended September 30, 2001, certain subsidiaries of Tyco sold receivables totaling $318.0 million to us in a factoring transaction for $297.8 million in cash. The difference of $20.2 million represents a holdback of $15.9 million and a discount of $4.3 million (fee income which is recognized as income over the term of the transaction).

    During the quarter ended December 31, 2001, we increased the capacity available under the factoring program with Tyco from $318.0 million to $384.4 million and sold receivables for $360.0 million in cash. The difference of $24.4 million represents a holdback of $19.2 million and a discount of $5.2 million (fee income which is recognized by CIT as income over the term of the transaction). On April 28, 2002, the capacity of the program was reduced to $337.6 million.

    Certain of CIT's expenses, such as third-party consulting and legal fees, are paid by Tyco and billed to CIT. As of March 31, 2002, CIT has outstanding payables to subsidiaries of Tyco totaling $26.3 million related primarily to these charges.

    On May 1, 2002, we assumed a third-party corporate aircraft lease obligation from Tyco. The assumed lease obligation is approximately $16.0 million and extends for 134 months beginning on May 1, 2002. Prior to Tyco's acquisition of us, we had an agreement to purchase this aircraft directly from the previous owner.

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